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                                                                    EXHIBIT 99.1

[APW LOGO]

FOR IMMEDIATE RELEASE
Contacts:  APW Ltd.
           Susan Hrobar
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           262-523-7775

                 APW Amends Multi-Currency Credit Facility And
                         Expands Restructuring Program


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     Waukesha, WI, May 16, 2001 - APW Ltd. (NYSE: APW), the leading global
Technically Enabled Manufacturing Services "TEMS" company, announced today that it has completed the necessary amendments to its Multi-Currency Credit Facility to keep the facility in place with its original expiration date of July 31, 2003. The Company has also amended its other credit facilities as part of this process. Among others, adjustments were made in interest rate, financial covenants, the pledging of substantially all of the company's assets as collateral for the various credit facilities, and the issuance of common stock warrants of 5% of the common stock outstanding. The company has the ability to cancel 50% of the warrants through designated debt reduction by August 31, 2002. The Multi-Currency Credit Facility provides for APW to borrow up to $570 million, which is expected to be adequate to allow the Company to meet all of its operating requirements. Currently, APW has borrowed approximately $525 million against the Multi-Currency Credit Facility limit. The current cash interest expense will be approximately 8.7% with an all-in effective interest rate for APW financing of approximately 9.7%, including amortization of financing costs. The complete Amended and Restated Multi-Currency Credit Facility is expected to be filed as an 8-K with the SEC by the close of business Monday, May 21, 2001.

     APW also announced an overall restructuring initiative and other non-recurring charges totaling approximately $60 to $66 million that are expected to be recorded over the next five fiscal quarters. Approximately $24 million of the total charge is expected to be cash. The restructuring initiatives are expected to generate in excess of $32 million in benefits in fiscal
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2002 and should approximate $40 million in annual benefits thereafter.
Implementation of this restructuring plan started this quarter and should be completed near the end of fiscal 2002. All amounts referenced are pre-tax. The overall costs associated with these actions will be split between GAAP restructuring charges totaling $17 million, most of which will be recorded in the third quarter and an additional $43 to $49 million in charges to be recorded as incurred during the period fiscal third quarter of 2001 through fiscal fourth quarter of 2002.

     Significant elements of the restructuring plan include the reduction of personnel, the closure of smaller facilities and certain asset write-offs. Total headcount has been reduced from 12,150, adjusted for our recent Brazil and Mayville acquisitions, on November 30, 2000, to 9,650 as of April 30, 2001, a reduction of almost 21%. APW will exit approximately 10 to 15% of its 51 manufacturing facilities over the next fifteen months. Initial actions currently underway include the closure of facilities in Austin, Texas, and Wandsworth, UK. Direct labor through the end of April 2001 has been reduced 25% as compared to the level at the end of November 2000, adjusted to include Mayville and Brazil. We will continue to adjust direct labor levels to match ongoing production levels.

     Richard G. Sim, Chairman, President and Chief Executive Officer commented, "We are pleased that we were able to work together with our banks to amend our credit facilities in a timely manner. It was important for us to complete this amendment process so we can completely focus on capitalizing on the opportunities ahead of us. Sales outlook continues to be uncertain, impacted by the market slowdown in our customer base. Additionally, restrictions on access to the UK countryside, due to the foot and mouth disease, have severely affected the anticipated growth of our shelter business. Due to these factors, previous guidance given by the company is no longer valid. New guidance will be provided at a future time." Sim further commented, "The restructuring actions that we are initiating are necessary in this challenging economic environment and these actions will deliver significant favorable economic benefits. Our leadership team is focused on bringing our capacity and cost structure in line with current sales levels."
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About APW Ltd.
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     APW Ltd. is a Technically Enabled Manufacturing Services "TEMS" company that designs and manufactures large, complex infrastructure products for OEM's in the communications, large enterprise hardware and Internet markets.

     APW Ltd. has particular skills in the areas of manufacturing enclosures, thermal management, power supplies and backplanes; as well as core competencies in product and system design, integration and supply chain management. APW Ltd. operates in over 50 locations throughout North America, South America, Europe and Asia.

     For further information contact:
     APW Ltd.
     Susan Hrobar, Vice President
     262-523-7775
     www.apw.com
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Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. APW Ltd.'s results are also subject to general economic conditions, market conditions in the computer, semiconductor, telecommunications, and electronic industries in North America, South America, Europe and Asia, continued market acceptance of APW's existing products and new product introductions, the successful integration of recent and pending acquisitions, successful negotiation of bank facilities, competitive product and pricing pressures, foreign currency risk, interest rate risk, and APW's ability to access capital markets. See our Form 10 and Form S-3 for further information on risk factors.


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